Exhibit 10.1
PEABODY Logo
PEABODY ENERGY
AUSTRALIA COAL PTY LTD
ABN: 61 001 401 663
100 Melbourne Street
South Brisbane Qld 4101
GPO Box 164
Brisbane Qld 4001
Australia
Tel + 61 (0) 7 3225 5500
Fax + 61 (0) 7 3225 5555

December 9, 2021

PRIVATE & CONFIDENTIAL
Mr. Darren Yeates
c/- 100 Melbourne Street
South Brisbane QLD 4101

Dear Darren:

Variation of Employment Contract

This letter serves to confirm the recent discussion regarding variations to the terms and conditions of your employment contract (Contract). Capitalized terms in this document have the meaning as defined in the Contract (as amended) unless otherwise specified. The details of the varied terms are outlined below and will be effective from 10 December 2021:

1.    The paragraph in the General Conditions document titled ‘Relocation to United States of
America and subsequent employment’ is deleted in its entirety.

2.    Schedule 1 – Employment Offer Term Sheet is amended as follows:

a.The paragraph:

‘INTERIM LOCATION: Brisbane, Australia. Given current pandemic conditions and potential delays to obtain a U.S. work visa, candidate agrees to relocate at the earliest opportunity but no later than eighteen months from the initial date of hire, to the Company’s headquarters in St. Louis Missouri, USA, or will voluntarily resign employment if the latter, notice must be given a minimum of ninety (90) days prior to the end of the eighteen month period. Prior to relocation, COO and company agree to mutually seek an essential business exemption, allowing COO to spend up to 50% of the time in the U.S as job duties may require.’

is deleted in its entirety and replace with the following:

‘POSITION LOCATION: Brisbane’

b.The following paragraph is deleted in its entirety:
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‘EMPLOYING ENTITY AND EMPLOYEE BENEFITS: Employee may initially be hired as an AU-based employee, and if so, employee will be entitled to participate in all employee benefit plans and programs applicable to similarly situated company employees. Employee agrees that the requirement to relocate to St Louis will be a condition of his initial employment in Brisbane, AU, and that upon relocation, he will become a U.S. employee (not an AU employee on expatriate assignment) and will then be entitled to participate in all employee benefit plans and programs applicable to similarly situated company employees’.

c.The following paragraph is deleted in its entirety:

‘U.S. EMPLOYMENT AND VISA: The position is U.S.-based and will ultimately be employed through Peabody Investment Corporation. Peabody will provide support and legal counsel for employee’s application for the U.S. employment authorization and work visa, and if applicable, to obtain appropriate U.S. visas for the accompanying spouse and for dependent children under the age of 26.’

All other benefits and conditions remain unchanged.

Please sign and return the acknowledgement below to signify your acceptance of these changes.

Yours sincerely,

/s/ James Grech
James Grech
President & Chief Executive Officer
____________________________________________________________________________________
I acknowledge and accept the terms and conditions contained in this letter:

/s/ Darren Yeates	/s/ Ferdinand Kruger
Darren Yeates	Ferdinand Kruger
Executive Vice President	Vice President Operations -
& Chief Operating Officer	Human Resources

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